UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )
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☐	Soliciting Material under §240.14a-12
Diamond Hill Investment Group, Inc.
(Name of registrant as specified in its charter)
(Name of person(s) filing proxy statement, if other than the registrant)
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1

DIAMOND HILL INVESTMENT GROUP, INC.
ANNUAL LETTER TO SHAREHOLDERS

March 12, 2015

Dear Fellow Shareholders:
Given the challenges that active managers have faced in recent years, I believe it is important to reiterate our commitment to our fiduciary responsibilities to our clients and shareholders.

The asset management industry is not complex but neither is it easy, especially as an active manager. Our fiduciary responsibility to our clients is crystal clear. We fulfill that responsibility by providing investment strategies that we believe will deliver long-term value to our clients’ portfolios and then by communicating accurately the degree to which we have succeeded in that endeavor.

Similarly, our corporate goal is to provide a return to our owners commensurate with the risk of our enterprise. This is measured by the capital returned to shareholders and the growth in the intrinsic value per share.

I am pleased that, since inception, we have generally met this dual mission of delivering value to our clients and to our shareholders. Going forward, while our mission remains clear, it continues to be challenging as we experience countervailing winds: the benefit of more resources, offset by larger assets under management (AUM). Therefore, continuous improvement is required in all areas of the firm.

Investment Strategy Results for Clients

2014 was a difficult year for active managers with the S&P 500 Index return exceeding the returns of 80% of U.S. large cap strategies. For the five years ended December 31, 2014, nearly all of our investment strategies’ returns trailed their passive alternatives, yet most of them ranked above average in peer comparisons. Passive strategies are frequently tough competition, which helps to explain their rise in popularity. In addition, the competition among active managers helps to make markets more efficient and in doing so helps the efficacy of passive management. Despite this competitive environment, we believe that we will add value above our investment strategies’ passive alternatives over the majority of long time periods (as we have for most of our strategies since their respective inceptions), the past five years notwithstanding.

Financial Results: Shareholder Value

Revenue was $105 million in 2014 compared with $81 million in 2013 and $44 million in 2009. AUM finished the year at $15.7 billion, up 29% from 2013 and 149% from 2009 as a result of the strong U.S. equity market coupled with steady net inflows into our mutual funds. These net inflows likely represent an increase in our market share, which is still probably below 1% of the total value of comparable mutual fund assets.

Our 45% operating margin was considerably higher than last year’s margin of 38% primarily as a result of a decrease in total compensation expense as a percentage of total revenues. A significant component of compensation expense is variable incentive compensation, which can fluctuate greatly from period to period. Incentive compensation expense is determined by many factors, including investment results in client accounts, individual employee contributions, company performance, and other factors.

Over the past five years, Diamond Hill’s tangible book value per share has increased from $8.58 at the end of 2009 to $22.40 at the end of 2014. Additionally, we have paid $33 per share in dividends over the past five years ($53 per share since our initial dividend payment in 2008). The $33 per share in dividends and the $13.82 increase in tangible book value per share results in a total of $46.82 per share, which represents one measure of change in shareholder value during the past five years. While tangible book value is a component of intrinsic value, the percentage of intrinsic value it represents varies considerably between companies.

This analysis is comparable to another popular measure: total shareholder return (TSR), which takes into account both cash returned to shareholders and change in stock price. For Diamond Hill, this equates to approximately 26% annualized over the past five years. While the current stock price represents the market’s estimate of a company’s intrinsic value, a premise of our investment philosophy is that price and intrinsic value often differ, sometimes substantially. Thus, we believe the relevant measure of value creation, in addition to cash returned to shareholders, is the change in Diamond Hill’s intrinsic value.

Executive Leadership

Our succession planning effort for the next generation of Diamond Hill Capital Management, Inc. executive leadership is now complete with Chris Bingaman serving as President and Lisa Wesolek as Chief Operating Officer. With Jim Laird’s retirement at year-end, Tom Line was promoted to the role of Chief Financial Officer. Jim continues on the Board of Directors, and serves as our Corporate Secretary. Gary Young assumed Jim’s role as President of Diamond Hill Funds and continues as our Chief Compliance Officer.

Our plan is for Chris to succeed me as Chief Executive Officer in January 2016. As I wrote in the Diamond Hill annual shareholder letter in March 2011, I intend to continue to serve as a portfolio manager. In addition, it is expected that I will succeed Don Shackelford as Board Chairman this year when his term expires.

The Next Five Years

During the next five years, and always, our top priority is to meet our fiduciary duty to clients. Adding value to our clients’ portfolios is imperative for retaining and growing our client base. Secondly, adding new strategies that fit well with our existing strategies is something we will consider. Over the past few years, we have expanded our research effort to include more international companies. A deeper understanding of non-U.S. based companies not only allows us to be better investors, but also may lead to a global strategy in the future. Our commitment to an intrinsic value-based investment philosophy, long-term perspective, disciplined approach, and alignment with our clients’ interests remains unchanged, as it has since our firm’s inception.

Since the low point in March of 2009, the S&P 500 Index has tripled, outpacing economic growth over the same period. As a result, we believe equity market returns will be modest over the next five years, which certainly impacts our growth in revenues and profits.

Finally, our Beacon Hill subsidiary reached profitability last year, and we expect continued growth in their business. Additional tangential business opportunities are possible, but only when we believe that such opportunities would increase the intrinsic value of our entire firm.

We are a financially strong, well-positioned firm operating in a very competitive industry. While I would not want us to underestimate the various challenges, I believe that we will continue to build upon our past successes and to reward clients, shareholders, and associates accordingly. I thank our Board of Directors, and a special thanks to outgoing Board Chairman Don Shackelford, who like his predecessor David Meuse, provided me excellent counsel and support.

Sincerely,

R. H. Dillon
Chief Executive Officer

Diamond Hill Investment Group, Inc.
325 John H. McConnell Boulevard, Suite 200
Columbus, Ohio 43215

March 12, 2015

Dear Shareholders:

We cordially invite you to attend the 2015 Annual Meeting of Shareholders of Diamond Hill Investment Group, Inc. to be held at 325 John H. McConnell Blvd., Columbus, Ohio 43215, on Wednesday, April 29, 2015, at 10:00 a.m. Eastern Daylight Saving Time.

The attached Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the meeting. During the meeting, we will also report on our operations and our directors and officers will be present to respond to any appropriate questions you may have. On behalf of the Board of Directors, we urge you to sign, date and return the enclosed proxy card as soon as possible, even if you currently plan to attend the Annual Meeting. This will not prevent you from voting in person, but will ensure that your vote is counted if you are unable to attend the Annual Meeting. Your vote is important, regardless of the number of shares you own.

Sincerely,

R. H. Dillon
Chief Executive Officer

Diamond Hill Investment Group, Inc.
325 John H. McConnell Boulevard, Suite 200, Columbus, Ohio 43215

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 29, 2015

Notice is hereby given that the 2015 Annual Meeting of Shareholders (the “Annual Meeting”) of Diamond Hill Investment Group, Inc. (the “Company”), will be held at 325 John H. McConnell Blvd., Columbus, Ohio 43215, on Wednesday, April 29, 2015, at 10:00 a.m. Eastern Daylight Saving Time to consider and act upon the following matters:

1)	the election of six directors to serve on the Company’s Board of Directors until the Company’s 2016 Annual Meeting of Shareholders and until their successors have been duly elected and qualified;

2)	the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015;

3)	a non-binding, advisory resolution to approve the compensation of the Company’s named executive officers;

4)	such other business as may properly come before the Annual Meeting or any adjournment thereof.

Action may be taken on the foregoing proposals at the Annual Meeting or at any adjournment of the Annual Meeting. The Board of Directors has fixed the close of business on March 5, 2015, as the record date for determination of the shareholders entitled to vote at the Annual Meeting and any adjournments thereof. Please complete, sign and date the enclosed form of proxy, which is solicited by the Company’s Board of Directors, and mail it promptly in the enclosed envelope. Alternatively, you may vote by phone or electronically over the Internet in accordance with the instructions on the enclosed proxy. Returning the enclosed proxy card, or transmitting voting instructions electronically through the Internet or by telephone, does not affect your right to vote in person at the Annual Meeting. If you attend the Annual Meeting, you may revoke your proxy and vote in person if your shares are registered in your name.

PROMPTLY RETURNING YOUR PROXY WILL SAVE THE COMPANY THE EXPENSE OF MAKING FURTHER REQUESTS FOR PROXIES IN ORDER TO OBTAIN A QUORUM. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE. ALTERNATIVELY, REFER TO THE INSTRUCTIONS ON THE PROXY CARD TO TRANSMIT YOUR VOTING INSTRUCTIONS VIA THE INTERNET OR BY TELEPHONE.

By order of the Board of Directors,

James F. Laird
Secretary

Columbus, Ohio
March 12, 2015

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 29, 2015:
The Proxy Statement and the Company’s 2014 Annual Report to Shareholders are available without charge at the following location:
http://www.diamond-hill.com/proxy

Diamond Hill Investment Group, Inc.
325 John H. McConnell Boulevard, Suite 200
Columbus, Ohio 43215

PROXY STATEMENT
FOR THE ANNUAL MEETING OF SHAREHOLDERS OF
DIAMOND HILL INVESTMENT GROUP, INC.
TO BE HELD ON APRIL 29, 2015

This Proxy Statement is being furnished to the shareholders of Diamond Hill Investment Group, Inc., an Ohio corporation (the “Company”, “we”, “us” or “our”), in connection with the solicitation of proxies by our Board of Directors (the “Board”) for use at our 2015 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on April 29, 2015, and any adjournment thereof. A copy of the Notice of Annual Meeting accompanies this Proxy Statement. This Proxy Statement and the enclosed proxy are first being mailed to shareholders on or about March 12, 2015. Only our shareholders of record at the close of business on March 5, 2015, the record date for the Annual Meeting, are entitled to notice of, and to vote at, the Annual Meeting.

The purposes of this Annual Meeting are:

1)	To elect six directors to serve on our Board until our 2016 Annual Meeting of Shareholders and until their successors have been duly elected and qualified;

2)	To consider and vote upon a proposal to ratify the appointment of KPMG LLP (“KPMG”) as our independent registered public accounting firm for the fiscal year ending December 31, 2015;

3)	To consider and vote upon a non-binding, advisory resolution to approve the compensation of our named executive officers; and

4)	To transact such other business that may properly come before the Annual Meeting or any adjournment thereof.

Those common shares represented by (i) properly signed proxy cards received by us prior to the Annual Meeting or (ii) properly authenticated voting instructions recorded electronically over the Internet or by telephone prior to 11:59 p.m. Eastern Daylight Saving Time on April 28, 2015 and, in each case, that are not revoked, will be voted at the Annual Meeting as directed by the shareholders. If a shareholder submits a valid proxy and does not specify how the common shares should be voted, they will be voted as recommended by the Board. The proxy holders will use their best judgment regarding any other matters that may properly come before the Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 29, 2015:
The Proxy Statement and the Company’s 2014 Annual Report to Shareholders are available without charge at the following location:
http://www.diamond-hill.com/proxy

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q:	When and where will the Annual Meeting take place?

A:
The Annual Meeting will be held at 325 John H. McConnell Blvd., Columbus, Ohio 43215, on Wednesday, April 29, 2015, at 10:00 a.m. Eastern Daylight Saving Time. You may also listen live to the Annual Meeting via audio conference by calling 1-888-517-2458, and using passcode 8418 969# when prompted.

Q:	What may I vote on?

A:
At the Annual Meeting, you will be asked to consider and vote upon: (i) the election of six directors to serve on the Board until our 2016 Annual Meeting of Shareholders; (ii) the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015; and (iii) a non-binding, advisory resolution to approve the compensation of our named executive officers.

Q:	What do I need to do now?

A:
After carefully reading this Proxy Statement, indicate on the enclosed proxy card how you want your shares to be voted and sign and mail the proxy card promptly in the enclosed envelope. Alternatively, you may vote by phone or over the Internet in accordance with the instructions on your proxy card. The deadline for transmitting voting instructions over the Internet or telephonically is 11:59 p.m. Eastern Daylight Saving Time on Tuesday, April 28, 2015. If you vote by phone or over the Internet you do not need to return a proxy card. You should be aware that if you vote over the Internet or by phone, you may incur costs associated with electronic access, such as usage charges from Internet service providers and telephone companies.

Q:	What does it mean if I get more than one proxy card?

A:
If your shares are registered in more than one account, you will receive more than one proxy card. If you intend to vote by mail, sign, date and return all proxy cards to ensure that all your shares are voted. If you are a record holder and intend to vote by telephone or over the Internet, you must do so for each individual proxy card you receive.

Q:	What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A:
Many shareholders are beneficial owners, meaning they hold their shares in “street name” through a broker, bank or other nominee. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Shareholder of Record. For shares registered directly in your name with our transfer agent, you are considered the shareholder of record and we are sending this Proxy Statement and related materials directly to you. As a shareholder of record, you have the right to vote in person at the Annual Meeting or you may grant your proxy directly to the Board’s designees by completing, signing and returning the enclosed proxy card, or transmitting your voting instructions over the Internet or by phone.

Beneficial Owner. For shares held in “street name,” you are considered the beneficial owner and this Proxy Statement and related materials are being forwarded to you by your broker, bank or other nominee, who is the shareholder of record. As the beneficial owner, you have the right to direct your broker or other nominee on how to vote your shares. Your broker or nominee will provide you with information on the procedures you must follow to instruct them how to vote your shares or how to revoke previously given voting instructions.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:
Your broker will vote your shares in the manner you instruct, and you should follow the voting instructions your broker provided to you. However, if you do not provide voting instructions to your broker, it may vote your shares in its discretion on certain “routine” matters. The ratification of the appointment of KPMG as our independent registered public accounting firm for the 2015 fiscal year is considered routine, and if you do not submit voting instructions, your broker may choose, in its discretion, to vote or not vote your shares on the ratification. None of the other matters to be voted on at the Annual Meeting are routine, and your broker may not vote your shares on those matters without your instructions.

Q:	May I revoke my proxy or change my vote after I have mailed a proxy card or voted electronically over the Internet or by telephone?

A:	Yes. You can change your vote at any time before your proxy is voted at the Annual Meeting. If you are the record holder of the shares, you can do this in three ways:

•	send a written statement to James F. Laird, our Secretary, stating that you would like to revoke your proxy, which must be received prior to the Annual Meeting;

•
send a newly signed and later-dated proxy card, which must be received prior to the Annual Meeting, or submit later-dated electronic voting instructions over the Internet or by telephone no later than 11:59 p.m. Eastern Daylight Saving Time on April 28, 2015; or

•
attend the Annual Meeting and revoke your proxy in person prior to the start of voting at the Annual Meeting or vote in person at the Annual Meeting (attending the Annual Meeting will not, by itself, revoke your proxy or a prior Internet or telephone vote).

If you are a beneficial owner, you may change your vote by submitting new voting instructions to your broker or nominee, and you should review the instructions provided by your broker or nominee to determine the procedures you must follow.

Q:	Can I vote my shares in person at the Annual Meeting?

A:
You may vote shares held of record in person at the Annual Meeting. If you choose to attend, please bring the enclosed proxy card and a form of identification. If you are a beneficial owner and you wish to attend the Annual Meeting and vote in person, you will need a signed proxy from your broker or other nominee giving you the right to vote your shares at the Annual Meeting and a form of identification. To obtain directions to attend the Annual Meeting and vote in person, please call our office at (614) 255-3333 or visit the Company’s website, http://www.diamond-hill.com/contact/.

Q:	How will my shares be voted if I submit a proxy without voting instructions?

A:
If you submit a proxy and do not indicate how you want your shares voted, your proxy will be voted on the proposals as recommended by the Board. The Board’s recommendations are set forth in this Proxy Statement.

Q:	Who can answer my questions about how I can submit or revoke my proxy or vote by phone or via the Internet?

A:
If you are a record shareholder and have more questions about how to submit your proxy, please call Tom Line, the Company’s Chief Financial Officer, at (614) 255-3333. If you are a beneficial owner, you should contact your broker or other nominee to determine the procedures you must follow.

PROCEDURAL MATTERS

Record Date

Only our shareholders of record at the close of business on March 5, 2015, the record date, will be entitled to vote at the Annual Meeting. As of the record date, there were 3,340,753 of our common shares outstanding and entitled to vote at the Annual Meeting.

Proxy

Your shares will be voted at the Annual Meeting as you direct on your signed proxy card or in your telephonic or Internet voting instructions. If you submit a proxy card without voting instructions, it will be voted as recommended by the Board. These recommendations are set forth in this Proxy Statement. The duly appointed proxy holders will vote in their discretion on any other matters that may properly come before the Annual Meeting.

Voting

Each outstanding share may cast one vote on each separate matter of business properly brought before the Annual Meeting. If you hold shares in street name, we encourage you to instruct your broker or other nominee as to how to vote your shares.

A shareholder voting in the election of directors may cumulate such shareholder’s votes and give one candidate a number of votes equal to (i) the number of directors to be elected (six), multiplied by (ii) the number of shares held by the shareholder, or may distribute such shareholder’s total votes among as many candidates as the shareholder may select. However, no shareholder will be entitled to cumulate votes unless the candidate’s name has been placed in nomination prior to voting and a shareholder has given us notice at least 48 hours prior to the Annual Meeting of the intention to cumulate votes. The proxies the Board is soliciting include the discretionary authority to cumulate votes. If cumulative voting occurs at the Annual Meeting, the proxies intend to vote the shares represented by proxy in a manner to elect as many of the six director nominees as possible. Cumulative voting only applies to the election of directors.

Director elections. The affirmative vote of the holders of a plurality of the shares present at the Annual Meeting, in person or by proxy, and entitled to vote is required for the election of directors. The six nominees receiving the most votes will be elected.

Ratification of selection of KPMG. The affirmative vote of a majority of the shares present at the Annual Meeting, in person or by proxy, and entitled to vote on the proposal is required to ratify the selection of KPMG as the Company’s independent registered public accounting firm for fiscal year 2015.

Advisory approval of named executive officer compensation. The affirmative vote of a majority of the shares present at the Annual Meeting, in person or by proxy, and entitled to vote on the proposal is required for shareholder advisory approval of the compensation of the Company’s named executive officers.

Effect of broker non-votes and abstentions. Under the applicable regulations of the Securities and Exchange Commission (the “SEC”) and the rules of exchanges and other self-regulatory organizations of which the brokers are members, brokers who hold common shares in street name may sign and submit proxies and may vote our common shares on certain “routine” matters. The ratification of KPMG is considered routine. Brokers may not vote street name shares on other matters without specific instructions from the customer who owns the shares. Proxies that are signed and submitted by brokers that have not been voted on certain matters are referred to as “broker non-votes.”

Under applicable stock exchange rules, brokers are not permitted to vote without instruction in the election of directors. In addition, SEC regulations prohibit brokers from voting without customer instruction on the approval of named executive officer compensation. Neither broker non-votes nor abstentions will have any effect on the election of directors. Abstentions will have the same effect as a vote against the ratification of the appointment of KPMG and the advisory approval of named executive officer compensation; although, broker non-votes will have no effect on those proposals.

Quorum

Business can be conducted at the Annual Meeting only if a quorum, consisting of at least the holders of a majority of our outstanding shares entitled to vote, is present, either in person or by proxy. Abstentions and broker non-votes will be counted toward establishing a quorum. If a quorum is not present at the time the Annual Meeting is convened, a majority of the shares represented in person or by proxy may adjourn the Annual Meeting to a later date and time, without notice other than announcement at the Annual Meeting. At any such adjournment of the Annual Meeting at which a quorum is present, any business may be transacted which might have been transacted at the Annual Meeting as originally called.

Solicitation; Expenses

We will pay all expenses of the Board’s solicitation of the proxies for the Annual Meeting, including the cost of preparing, assembling and mailing the Notice, form of proxy and Proxy Statement, postage for return envelopes, the handling and expenses for tabulation of proxies received, and charges of brokerage houses and other institutions, nominees or fiduciaries for forwarding such documents to beneficial owners. We will not pay any electronic access charges associated with Internet or telephonic voting incurred by a shareholder. We may solicit proxies in person or by telephone, facsimile or e-mail, and our officers, directors and employees may also assist with solicitation, but will receive no additional compensation for doing so.

No person is authorized to give any information or to make any representation not contained in this Proxy Statement, and you should not rely on any such information or representation. This Proxy Statement does not constitute the solicitation of a proxy in any jurisdiction from any person to whom it is unlawful to make such proxy solicitation in such jurisdiction. The delivery of this Proxy Statement shall not, under any circumstances, imply that there has not been any change in the information set forth herein since the date of this Proxy Statement.

Requests for Proxy Statement and Annual Report on Form 10-K; Internet Availability

Our Annual Report on Form 10-K for the year ended December 31, 2014, including audited consolidated financial statements, accompanies this Proxy Statement but is not a part of the proxy solicitation material. We are delivering a single copy of this Proxy Statement and the Form 10-K to multiple shareholders sharing an address unless we have received instructions from one or more of the shareholders to the contrary. We will promptly deliver a separate copy of the Proxy Statement and/or Form 10-K, at no charge, upon receipt of a written or oral request by a record shareholder at a shared address to which a single copy of the documents was delivered. Written or oral requests for a separate copy of the documents, or to provide instructions for delivery of documents in the future, may be directed to James F. Laird, Secretary of the Company, at 325 John H. McConnell Boulevard, Suite 200, Columbus, Ohio 43215 or by phone at (614) 255-3333. Additionally, this Proxy Statement and our Annual Report on Form 10-K are available on the internet free of charge at: http://www.diamond-hill.com/proxy.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth beneficial ownership of our common shares as of the record date, March 5, 2015, by (a) all persons known by us to own beneficially five percent or more of the Company’s outstanding shares, (b) each director and director nominee, (c) our Chief Executive Officer, President, Chief Financial Officer, and Chief Operating Officer, and (d) all of our executive officers, directors, and nominees as a group. Although not required, we have voluntarily disclosed all common shares beneficially owned by all other employees of the Company, excluding the executive officers. Unless otherwise indicated, the named persons exercise sole voting and dispositive power over the shares listed. None of the named persons have any outstanding options, and none of the named persons has pledged any common shares of the Company as security.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(1)
Christopher M. Bingaman	25,101	(2)	*
R. H. Dillon	300,419	(2)	9.0%
Randolph J. Fortener	6,000		*
Thomas E. Line	1,933	(2)
James F. Laird	83,342	(2)	2.5%
Paul A. Reeder III	—		*
Donald B. Shackelford	11,705		*
Bradley C. Shoup	6,000		*
Frances A. Skinner	6,935		*
Lisa M. Wesolek	29,630	(2)	*
Directors, nominees, and executive officers as a group (10 persons)	471,065		14.1%
All other employees of the Company (110 persons)	529,590	(3)	15.9%
5% Beneficial Owners
Royce & Associates, LLC(4)	229,596		6.2%
BlackRock, Inc.(5)	186,574		5.7%

(1)
Beneficial ownership of less than one percent is represented by an asterisk (*). The percent of class is based upon (a) the number of shares beneficially owned by the named person, divided by (b) the total number of shares that are issued and outstanding as of March 5, 2015 (3,340,753 shares).

(2)
Includes 2,680 shares, 3,149 shares, 3,530 shares, 170 shares, and 887 shares for Mr. Bingaman, Mr. Dillon, Mr. Laird, Mr. Line, and Ms. Wesolek, respectively, that are held in the Company’s 401(k) plan, over which the Trustee of the 401(k) Plan possess the voting power and which are subject to restrictions on the power to dispose of these shares.

(3)
Includes all employees of Diamond Hill Investment Group, Inc. and its subsidiaries as of March 5, 2015, excluding executive officers and agent employees. Each employee has sole voting power. Certain shares are subject to restrictions on the power to dispose of the shares. The employees do not constitute a Group as defined by Rule 13d-1 of the Exchange Act. Includes 63,710 shares held in the Company’s 401(k) plan, over which the Trustees of the 401(k) Plan possess the voting power and which are subject to restrictions on the power to dispose of these shares.

(4)
The address for Royce & Associates, LLC is 745 Fifth Avenue, New York, NY 10151. Based on information contained in a Schedule 13G/A filed with the SEC on January 8, 2015, by Royce & Associates, Inc. In this Schedule 13G/A, Royce & Associates, Inc. reported sole voting power and sole dispositive power over 229,596 shares on its own behalf.

(5)
The address for BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022. Based on information contained in a Schedule 13G/A filed with the SEC on February 2, 2015, by BlackRock, Inc. In this Schedule 13G/A, BlackRock, Inc. reported sole voting power over 181,945 shares and sole dispositive power over 186,574 shares on behalf of the following subsidiaries: BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Canada Limited, BlackRock Advisors, LLC, and BlackRock Investment Management, LLC.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires executive officers and directors, and persons who beneficially own more than ten percent of the Company’s shares (the "Reporting Persons"), to file with the SEC initial reports of ownership on Form 3 and reports of changes in ownership on Form 4 and Form 5. Reporting Persons are required by SEC regulations to furnish to the Company copies of all Section 16(a) reports they file with the SEC. Based solely upon a review of the Forms 3, 4 and 5 furnished to the Company and statements made by Reporting Persons that no other Section 16(a) reports were required to be filed by them, we believe that the Reporting Persons complied with all filing requirements applicable to them with respect to transactions during the fiscal year ended December 31, 2014, except that each of Ms. Wesolek, and Messrs. Bingaman and Laird filed one Form 4 late.

PROPOSAL 1 — ELECTION OF DIRECTORS

The Board guides the strategic direction of the Company and oversees its management. All of our directors are elected annually. Donald B. Shackelford, who has served as a director of the Company since 2005 and is the Chairman of the Board, is retiring from the Board at the Annual Meeting and, therefore, has not been renominated. The Board would like to thank Mr. Shackelford for his dedicated service to the Company. Upon recommendation of the Nominating and Governance Committee, the Board has nominated Paul A. Reeder, III for election as a new director of the Company. Mr. Reeder was recommended for nomination by Mr. Dillon, the CEO, who has known Mr. Reeder for more than 20 years.

Pursuant to the recommendation of the Nominating and Governance Committee, the Board has nominated the six nominees listed below for election, all of whom, with the exception of Mr. Reeder, are incumbents, to hold office until the next annual meeting of shareholders and until their respective successors are elected and qualified. If any nominee becomes unable or unwilling to serve between the date of this proxy statement and the Meeting, proxies will be voted FOR the election of a replacement recommended by the Nominating and Governance Committee and approved by the Board.

Director Independence

The Board has determined that, with the exception of Mr. Dillon and Mr. Laird, all of our current and nominees are independent under the rules and independence standards of The NASDAQ Stock Market (“NASDAQ”), as well as applicable SEC requirements. There are no family relationships among our directors and executive officers.

The Nominees

The Board has determined that all of our director nominees are qualified to serve as directors of the Company. In addition to the specific business experience listed below, each of our director nominees has the tangible and intangible skills and attributes that we believe are required to be an effective director of the Company, including experience at senior levels in areas of expertise helpful to the Company, a willingness and commitment to assume the responsibilities required of a director, and the character and integrity we expect of our directors. The specific qualifications of each individual nominee are set forth under his or her name below.

R. H. Dillon, CFA, age 58, has been a director of the Company since 2001, and the CEO of the Company since 2000. Prior to joining the firm in 2000, Mr. Dillon had been employed as a portfolio manager by Loomis, Sayles & Company since 1997. Mr. Dillon has over 30 years of experience in the investment management industry.

Mr. Dillon received his BS and MA from The Ohio State University and his MBA from University of Dayton. Mr. Dillon also holds the Chartered Financial Analyst designation.

The Board believes that Mr. Dillon’s qualifications to serve on the Board include his 14 years of experience as CEO and a Portfolio Manager of the Company, his in depth knowledge and involvement in our operations and his more than 30 years of experience as an investment professional.

Randolph J. Fortener, age 61, has been an independent director of the Company since 2013, is the chair of the Audit Committee, and serves on the Nominating and Governance Committee and the Compensation Committee. Mr. Fortener is currently the CEO of Cozzins Road Capital, a private investment firm, since 2014. As CEO of Cozzins Road Capital, Mr. Fortener directs all investment and acquisition activity for the company. Prior to that Mr. Fortener worked at the Crane Group, a private holding and management company, based in Columbus, Ohio, from 1990 to 2014 and served as the president of Crane Investment

Company, from 2007 to 2014. Prior to joining the Crane Group, Mr. Fortener was a partner at Deloitte & Touche LLP, a big four accounting firm, providing services to investment banking firms. Mr. Fortener also specialized in estate and tax planning for privately held businesses while with Deloitte. Mr. Fortener has over 35 years of business experience, with an emphasis on corporate acquisitions and investments.

Mr. Fortener has served on numerous boards and has served as chairman of many. Currently, Mr. Fortener is an appointed board member of the Columbus Metropolitan Library and serves on the board of The Breathing Association.

Mr. Fortener received a BS in accounting from The University of Findlay and an MBA in finance from the University of Dayton and is a Certified Public Accountant (inactive).

Mr. Fortener’s qualifications to serve on the Board include his substantial experience in accounting and financial matters, including his significant experience as a certified public accountant and his experience on other corporate boards.

James F. Laird, CPA, age 58, has been a director of the Company since 2011 and the Secretary since 2001 and served as the Chief Financial Officer and Treasurer of the Company and President of Diamond Hill Funds from 2001 to 2014. Mr. Laird retired from Diamond Hill (and his positions of Chief Financial Officer and Treasurer) effective December 31, 2014. Prior to joining the firm in 2001, Mr. Laird was employed as a Senior Vice President for Villanova Capital since 1999 and Vice President and General Manager for Nationwide Advisory Services, Inc. from 1995 to 1999. Mr. Laird has over 25 years of experience in the investment management industry.

Mr. Laird received his BS in Accounting from The Ohio State University, is a Certified Public Accountant, and previously held the Series 7, 24, 26, 27 and 63 securities licenses with the Financial Industry Regulatory Authority.

Mr. Laird’s qualifications to serve on the Board include his 13 years of experience as CFO of the Company, his in depth knowledge and involvement in our operations and his more than 25 years of experience in the financial, operational, administrative, and distribution aspects of the investment management industry.

Paul A. Reeder, III, age 53, is up for election as a new director of the Company. Mr. Reeder has been the President of PAR Capital Management, a private investment management firm, since 1990.

Mr. Reeder received his BA from Oberlin College and his Master’s degree from the Sloan School of Management at MIT.

Mr. Reeder’s qualifications to serve on the Board include his substantial experience of over 30 years in the investment management industry as an analyst, portfolio manager, and a principal executive of a private investment partnership.

Bradley C. Shoup, age 56, has been an independent director of the Company since 2012, is the chair of the Nominating and Governance Committee, and serves on the Audit and Compensation Committees. Mr. Shoup has been Partner at Falcon Fund Management Ltd., since 2013. From 2011 to 2013, Mr. Shoup was Managing Director of Cox Partners, Inc. From 2007 to 2011, Mr. Shoup was Chief Investment Officer of Armstrong Equity Partners LP.

Mr. Shoup received his BS in Civil Engineering with Distinction from the University of Kansas and his Master’s degree from the Sloan School of Management at MIT.

Mr. Shoup’s qualifications to serve on the Board include over 20 years of experience in the investment management industry.

Frances A. Skinner, CFA, CPA, age 50, has been an independent director of the Company since 2010, is the chair of the Compensation Committee, and serves on the Audit Committee and the Nominating and Governance Committee. Ms. Skinner has been a partner with AUM Partners, LLC, a management consulting firm specializing in the investment management industry, since 2009. Prior to joining AUM Partners, she was a principal with Focus Consulting Group, Inc. from 2003 to 2009. Ms. Skinner also spent 16 years at Allstate Investments, LLC, where she worked on developing compensation and incentive programs for investment professionals. Ms. Skinner has over 25 years of experience in the areas of investment management, finance and consulting. She is a co-author of the book High Performing Investment Teams (Wiley, 2006).

Ms. Skinner received her BA from St. Xavier University and her MBA from the University of Illinois – Chicago. Ms. Skinner also holds the Chartered Financial Analyst designation and is a Certified Public Accountant.

Ms. Skinner’s qualifications to serve on the Board include her significant experience in the global investment management industry and experience in developing and consulting on matters of leadership, teamwork, performance evaluation, and compensation practices.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF R. H. DILLON, RANDY J. FORTENER, JAMES F. LAIRD, PAUL A. REEDER, III, BRADLEY C. SHOUP, AND FRANCES A. SKINNER AS DIRECTORS OF THE COMPANY.

THE BOARD OF DIRECTORS AND COMMITTEES

The Board held a total of four meetings during the year ended December 31, 2014. Each director attended all of the combined total number of meetings of the Board and its committees of which he or she was a member. Consistent with our Corporate Governance Guidelines, the independent directors met in executive session at all of the regularly scheduled Board meetings in 2014. Our Corporate Governance Guidelines provide that all directors are expected to attend each annual meeting of shareholders. All of our then incumbent directors attended our 2014 Annual Meeting of Shareholders.

Corporate Governance

The Board has three standing committees: the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee. The Board has adopted a written charter for each Committee. Current copies of each committee charter and our Corporate Governance Guidelines are available at our website, ir.diamond-hill.com, under the heading “Corporate Governance” on the right hand side of the site.

Pursuant to rules promulgated under the Sarbanes-Oxley Act of 2002, the Board has adopted a Code of Ethics for Principal Executive and Senior Financial Officers. This code is intended to deter wrongdoing and promote honest and ethical conduct, full, timely and accurate reporting, compliance with laws, and accountability for adherence to the code, including internal reporting of code violations.

We also have a Code of Business Conduct and Ethics that is applicable to all of our employees and directors, a copy of which was filed as an exhibit to our Annual Report on Form 10-K filed with the SEC on March 13, 2009. It is our policy to require all employees to participate annually in continuing education and training relating to the Code of Business Conduct and Code of Ethics.

We also have established a policy prohibiting our officers, directors, and employees from purchasing or selling shares of the Company while in possession of material, nonpublic information, or otherwise using such information for their personal benefit or in any manner that would violate applicable laws and regulations. The policy also prohibits all employees and directors from purchasing or selling any derivative arrangement related to securities of the Company or engaging in any speculative, short selling, or hedging activities related to securities of the Company that may have a similar economic effect.

Audit Committee

Mr. Fortener, Mr. Shoup, and Ms. Skinner serve on the Audit Committee, which met four times during 2014. Mr. Fortener serves as the Chair of the Audit Committee. The Board has determined that each of these committee members meets the independence and financial literacy rules and standards of the SEC and NASDAQ. The Board also has concluded that each of Mr. Fortener, Mr. Shoup, and Ms. Skinner meets the criteria for an audit committee financial expert as established by the SEC.

The primary purpose of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities with respect to (1) the retention of our independent registered public accounting firm, including appointing and overseeing the terms of its engagement and its performance, qualifications and independence, and (2) the integrity of our financial statements, other financial information provided to shareholders, and our internal control structure. The Audit Committee also reviews all related person transactions for potential conflicts of interest on an ongoing basis and all such transactions must be approved by the Audit Committee. Additional information on the approval of related person transactions is available under the heading “Certain Relationships and Related Person Transactions” below. The report of the Audit Committee appears below the heading “AUDIT COMMITTEE REPORT.”

Compensation Committee

Mr. Fortener, Mr. Shoup, and Ms. Skinner serve on the Compensation Committee, which met twice during 2014. Ms. Skinner serves as the Chair of the Compensation Committee. The Board has determined that each of these committee members meets the independence criteria of the SEC and NASDAQ.

The primary purpose of the Compensation Committee is to review and approve the Company’s executive compensation policies, evaluate the performance of our executive officers in light of corporate goals and objectives approved by the Compensation Committee, approve the annual salary, bonus, stock grants and other benefits, direct and indirect, of our executive officers and other senior employees, make recommendations to the full Board with respect to incentive-compensation plans and equity-based plans and determine director and committee member/chair compensation for non-employee directors. The Compensation Committee also administers our equity and other incentive plans. The Compensation Committee has delegated to management the ability to make stock grants to our associates within specific parameters to align the interests of our shareholders and the associate, to promote employee retention, and long-term employee ownership. A description of the Company’s processes and procedures for the consideration and determination of executive officer compensation are discussed under the heading “Compensation Discussion and Analysis” below.

Nominating and Governance Committee

Mr. Fortener, Mr. Shoup, and Ms. Skinner serve on the Nominating and Governance Committee, which met twice during 2014. Mr. Shoup serves as the Chair of the Nominating and Governance Committee. The Board has determined that each of these committee members meets the independence criteria of NASDAQ.

The primary purpose of the Nominating and Governance Committee is to maintain and cultivate the effectiveness of the Board and oversee the Company’s governance policies. Among the committee’s responsibilities are Board and committee composition, director qualifications, orientation and education, and Board evaluations. Members identify, evaluate, and nominate Board candidates; review compliance with director stock ownership guidelines; and oversee procedures regarding shareholder nominations and other communications to the Board. The Nominating and Governance Committee is also responsible for monitoring compliance with and recommending any changes to the company’s Corporate Governance Guidelines. Additional information regarding the committee’s activities can be found under the heading “Corporate Governance.”

Board Committee Membership

The following table summarizes the membership of the Board and each of its committees, and the number of times each met during 2014. If Mr. Reeder is elected as a director it is expected that he will become a member of each of the below committees.

Director	Audit	Compensation	Nominating and Governance
R. H. Dillon
Randolph J. Fortener(1)	Chair	Member	Member
James F. Laird
Bradley C. Shoup(2)	Member	Member	Chair
Frances A. Skinner(3)	Member	Chair	Member
Number of Meetings in 2014	4	2	2
_________________________________

(1)	Mr. Fortener was appointed to the Compensation Committee in February 2014.

(2)	Mr. Shoup was appointed Chair of the Nominating and Governance Committee in February 2014.

(3)	Ms. Skinner was appointed to the Nominating and Governance Committee in February 2014.

Compensation of Directors

The Compensation Committee is responsible for periodically reviewing and recommending to the Board the compensation of non-employee directors. At the discretion of the Board, directors are eligible to receive stock-based awards under the Diamond Hill Investment Group, Inc. 2014 Equity and Cash Incentive Plan (the “2014 Plan”). The Compensation Committee has

determined that the use of long-term cliff vesting restricted stock awards as the sole compensation for our non-employee directors is the most appropriate way to further align the interests of our directors with the long-term interests of our shareholders. These restricted stock grants are intended to compensate the directors for a long-term period of time and are intended to fully compensate directors for their services as directors and as members of committees of the Board. After the restricted stock grants vest, our Corporate Governance Guidelines prohibit the shares from being sold while the director remains on the Board, except that shares may be sold within the year the grants vest to pay taxes due as a result of the vesting.

The following table sets forth information regarding the compensation earned by, or paid to, directors who served on our Board in 2014. Mr. Dillon and Mr. Laird, who are, or were, executive officers of the Company during 2014, do not receive separate compensation for the director service and have been omitted from this table. As discussed above, existing directors received no compensation during 2014.

Outstanding Stock Grants to Directors

The below table shows the amount of unvested restricted stock grants outstanding to existing directors as of December 31, 2014 and the service period covered by the grant.

Name	Shares Granted	Service Period Covered	Grant-Date Fair Value	Grant Date	Vesting Date
Randolph J. Fortener	6,000	4/24/13 – 4/30/18	$452,940	4/30/13	4/30/18
Donald B. Shackelford(a)	4,200	1/1/12 – 4/30/15	$323,442	2/22/12	4/30/15
Frances A. Skinner	6,000	1/1/12 – 12/31/16	$462,060	2/22/12	1/1/17
Bradley C. Shoup	6,000	4/25/12 – 4/30/17	$454,140	4/25/12	4/30/17
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(a)    Intended to represent service from January 1, 2012 until his scheduled retirement.

Ownership and Retention Guidelines

Our Corporate Governance Guidelines generally prohibit shares granted to our directors as compensation from being sold while the director remains on the Board. Therefore, we expect each non-employee director to hold for his or her entire term of service on the Board all of our shares granted to the director as compensation, except for sales of shares to pay taxes as discussed above.

CORPORATE GOVERNANCE

The Nominating and Governance Committee has general oversight responsibility for assessment and recruitment of new director candidates, as well as evaluation of director and board performance and oversight of our governance matters. The Committee originally adopted Corporate Governance Guidelines on February 25, 2010 and reviews them annually. The most current version of the Guidelines is available on our website, ir.diamond-hill.com, under “Corporate Governance” on the right hand side of the site.

Board Leadership and Composition

We believe separating the roles of Chairman and CEO provides for a strong governance and oversight structure, and these roles have been separate since 2000. Mr. Shackelford has served as independent non-executive chairman since 2011 and Mr. Dillon has served as CEO since joining the Company in 2000. The Chairman approves Board agendas and schedules, chairs all executive sessions of the independent directors, acts as the liaison between the independent directors and management, oversees the information distributed in advance of Board meetings, is available to the Secretary to discuss and, as necessary, respond to shareholder communications to the Board, and calls meetings of the directors. Mr. Dillon assumed the role of Vice Chairman in 2014 and is expected to succeed Mr. Shackelford as Chairman of the Board when Mr. Shackelford retires coincident with the 2015 Annual Shareholder Meeting. As previously announced, Mr. Dillon expects to step down as CEO at the end of 2015. As a result, the expected dual role of Chairman and CEO by Mr. Dillon would be temporary and related specifically to succession transition.

Currently, four of our six directors, as well as the new nominee for election, are independent under NASDAQ standards. In addition, the Nominating and Governance Committee, the Audit Committee, and the Compensation Committee are all currently comprised entirely of independent directors, and following the Annual Meeting, will be reconstructed to remain so. Overall, we believe that our Board structure is designed to foster critical oversight, good governance practices, and the interests of the Company and its shareholders.

Among other things, the Corporate Governance Guidelines address term limits of each director. Although we have a 10 year service limit for non-employee directors, the Guidelines authorize the Board to make exceptions to this limitation and permit directors to serve for an additional year, and the Board has made such exceptions in the past.

Board’s Role in Risk Oversight

The Board’s role in our risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including client investment results, and operational, financial, legal, regulatory and strategic risks. The Audit Committee is responsible for overseeing risks relating to our accounting matters, financial reporting and legal and regulatory compliance. To satisfy these oversight responsibilities, the Audit Committee meets regularly with management and the Company’s independent registered public accounting firm. The Compensation Committee is responsible for overseeing risks relating to employment policies and our compensation and benefits programs. To satisfy these oversight responsibilities, the Compensation Committee meets regularly with management to understand the implications of compensation decisions, particularly the risks that our compensation policies pose to our finances and our relationship with employees.

Executive Leadership Team

During 2014, Mr. Christopher M. Bingaman was named President and Ms. Lisa Wesolek was named Chief Operating Officer. As President, Mr. Bingaman is expected to succeed Mr. Dillon as Chief Executive Officer in January 2016. Effective January 1, 2015, Mr. Thomas Line was named Chief Financial Officer.

During 2014, the Company established an Executive Leadership Team and three divisional leadership teams. The members of the Executive Leadership Team include Mr. Dillon, Mr. Bingaman, Mr. Line, and Ms. Wesolek. Members of the Executive Leadership Team lead the three divisional leadership teams as indicated below:

Mr. Bingaman – Investment Leadership Team
Mr. Line – Administration Leadership Team
Ms. Wesolek – Distribution Leadership Team

The Company believes that the Executive Leadership Team and three divisional leadership teams is an appropriate and effective organizational structure for the Company.

Director Orientation and Continuing Education and Development

When a new independent director joins the Board, the Company provides a formal orientation program for the purpose of providing the new director with an understanding of our operations and financial condition. In addition, each director is expected to maintain the necessary level of expertise to perform his or her responsibilities as a director. To assist the directors in maintaining such level of expertise, we may, from time to time, offer continuing education programs in addition to briefings during Board meetings relating to the competitive and industry environment and the Company’s goals and strategies.

Director Qualifications and the Nominations Process

The Nominating and Governance Committee believes that the nominees presented in this proxy statement would constitute a Board with an appropriate level and diversity of experience, education, skills, and independence. The Nominating and Governance Committee routinely considers the current composition of the Board, and whether changes should be made or additional directors should be added to the Board.

The Nominating and Governance Committee supervises the nomination process for directors. It considers the performance, independence, diversity, and other characteristics of our incumbent directors, including their willingness to serve, and any change in their employment or other circumstances in considering their nomination each year. The Nominating and Governance Committee also considers diversity of background and experience, as well as gender and other forms of diversity. We do not, however, have any formal policy regarding diversity in identifying nominees for a directorship, but rather we consider it among the various factors relevant to any particular nominee and the overall needs of the Board. In the event that a vacancy exists or the Company decides to increase the size of the Board, the Nominating and Corporate Governance Committee will identify, interview, examine, and make recommendations to the Board regarding appropriate candidates.

The Nominating and Governance Committee identifies potential candidates principally through suggestions from our directors and senior management. The committee may also seek candidates through informal discussions with third parties. We have not historically retained search firms to help identify director candidates and did not do so in identifying this year’s nominees.

In evaluating potential candidates, the Nominating and Governance Committee considers, among other factors, independence from management, experience, expertise, commitment, diversity, number of other public company board and related committee seats held, potential conflicts of interest, and the composition of the Board at the time of the assessment. All candidates for nomination must:

•	demonstrate strong character and integrity;

•	have sufficient time to carry out their duties;

•	have experience at senior levels in areas of expertise helpful to the Company and consistent with the objective of having a diverse and well-rounded Board; and

•	have the willingness and commitment to assume the responsibilities required of a director of the Company.

In addition, candidates expected to serve on the Audit Committee must meet independence and financial literacy qualifications required by NASDAQ, the SEC, and other applicable laws and regulations. Candidates expected to serve on the Nominating and Governance Committee and on the Compensation Committee must meet independence qualifications set out by NASDAQ. The evaluation process of potential candidates also includes personal interviews and discussions with appropriate references. Once the Nominating and Governance Committee has selected a candidate, it recommends the candidate to the full Board for election if a vacancy occurs or is created by an increase in the size of the Board during the course of the year, or for nomination if the director is to be first elected by our shareholders. All directors serve for one-year terms and must stand for reelection annually.

The Nominating and Governance Committee does not currently have any specific policies regarding the consideration of director candidates recommended by shareholders due to a historical absence of shareholder recommendations. The Nominating and Governance Committee will consider shareholder recommendations for directors using the process and criteria set forth above. In the future, the Nominating and Governance Committee may in its discretion adopt policies regarding the consideration of director candidates recommended by shareholders. Shareholder recommendations for Board candidates must be directed in writing to the Company at 325 John H. McConnell Boulevard, Suite 200, Columbus, Ohio 43215, Attention: Secretary, and must include the candidate’s name, home and business contact information, detailed biographical data and qualifications, information regarding any relationships between the candidate and us within the last three years, and evidence of the recommending person’s ownership of our common shares.

Certain Relationships and Related Person Transactions

The Board recognizes that related person transactions present a heightened risk of conflicts of interest. We currently have no related person transactions reportable pursuant to Item 404(a) of SEC Regulation S-K and have not had any such transactions in the recent past. As such, we do not believe it is necessary to have a written policy specifically dealing with related person transactions. The Audit Committee will review any potential related person transactions as they arise and are reported to the Board or the Audit Committee, regardless of whether the transactions are reportable pursuant to Item 404. No such transactions arose or were reviewed by the Audit Committee in 2014. For any related person transaction to be consummated or to continue, the Audit Committee must approve or ratify the transaction.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee during 2014 were Mr. Fortener, Mr. Shoup and Ms. Skinner. No director who served on the Compensation Committee during 2014 currently is, or during 2014 was, an officer, employee or former officer of the Company or had any relationship during 2014 requiring disclosure by us under Item 404 of SEC Regulation S-K. During 2014, none of our executive officers served as a member of the board of directors or compensation committee of any other company that has an executive officer serving as a member of our Board or Compensation Committee.

Executive Officers and Compensation Information

During 2014, R. H. Dillon, James F. Laird, Chris Bingaman and Lisa Wesolek were the Company’s only named executive officers. Mr. Dillon and Mr. Laird’s experience is described above under the heading “PROPOSAL 1 – ELECTION OF DIRECTORS.” Mr. Bingaman and Ms. Wesolek’s experience is described below. The Company had no executive officers other than our named executive officers during 2014. Each named executive officer devotes his or her full time and effort to the affairs of the Company.

Christopher M. Bingaman, age 49, has been the President of the Company since 2014 and also serves as a Portfolio Manager. Mr. Bingaman joined Diamond Hill in 2001. From 1997 to March 2001, Mr. Bingaman was a Senior Equity Analyst for Nationwide Insurance. In 1997, Mr. Bingaman was an Equity Analyst for Dillon Capital Management. From 1990 to 1997, Mr. Bingaman held various positions at Fifth Third Bank, First Chicago NBD and NBD Bank. Mr. Bingaman has over 25 years of experience in the investment management industry.

Mr. Bingaman received his BA in Finance from Hillsdale College (cum laude), and his Master of Business Administration from the University of Notre Dame. Mr. Bingaman holds the Chartered Financial Analyst designation.

Lisa M. Wesolek, age 51, has been the Chief Operating Officer of the Company since 2014. Ms. Wesolek joined Diamond Hill in 2012. From 2008 to 2010, Ms. Wesolek was Senior Vice President, National Sales Manager for the Asset Management Group at Wells Fargo Funds Management. From 2005 to 2008, Ms. Wesolek was Managing Director and Head- Institutional Asset Management at Evergreen Investments Management. From 2004 to 2005, Ms. Wesolek was Managing Director, West Region Head for JP Morgan Asset Management. From 1994 to 2004, Ms. Wesolek was Managing Director for Banc One Investment Advisors Corporation. Ms. Wesolek has over 20 years of experience in the investment management industry.

Ms. Wesolek received her BS in Finance from Franklin University and holds the Series 7, 24 and 63 securities licenses with the Financial Industry Regulatory Authority.

Compensation Discussion and Analysis

In our Compensation Discussion and Analysis, we:

•	describe our compensation program objectives and how compensation for our named executive officers is determined; and

•	explain the tables and disclosures that follow.

This Compensation Discussion and Analysis presents compensation information for the following individuals:

•	R. H. Dillon, who served as Chief Executive Officer in 2014;

•	Christopher M. Bingaman, who served as President in 2014;

•	James F. Laird, who served as Chief Financial Officer, Secretary and Treasurer in 2014; and

•	Lisa M. Wesolek, who served as Chief Operating Officer in 2014.

Background

We are in the investment management industry. Human capital is the most important resource of companies in our industry. Attracting and retaining employees can be more difficult in our industry than in others because of how heavily our industry depends on the contributions of talented individuals. We have been able to attract and retain high-quality employees due to:

•	our investment-centric culture;

•	employee ownership in our business;

•	our central Ohio location; and

•	the nationally-competitive compensation we offer to our employees.

Compensation, which is a critical element in a business dependent on talented employees, has a particularly significant impact on profitability in industries like ours that are not capital intensive. This requires a balancing of the economics between our operating profit margin and rewarding the employees who generate our profits and produce investment results for our clients. As of March 5, 2015, our employees and directors owned approximately 31% of the Company. In contrast, many competitor firms are owned entirely by their employees and many publicly-traded asset managers are far less employee owned. Despite our unique ownership structure given our industry, we believe that industry norms are helpful benchmarks for evaluating the balancing effort.

At our 2014 Annual Meeting of Shareholders, we asked our shareholders to vote upon an advisory resolution to approve the compensation of our executive officers. The compensation of our named executive officers was approved by 98% of the votes cast on the matter. The Compensation Committee of the Board (the “Committee”) believes that the results of the advisory vote on executive compensation are supportive of our previous compensation practices and of its overall judgment related to the compensation practices of the Company and considered that endorsement in establishing the compensation awarded to our executive officers for 2014.

Compensation Program Objectives

We seek to attract and retain people with integrity, intelligence and energy. All employees are paid a competitive base salary, provided with competitive benefits and participate in an annual cash and equity incentive compensation program. The amount of individual incentive awards is based on an assessment of individual performance, while the amount of the overall available incentive pool is based on (i) investment results in client portfolios, (ii), overall firm operating results, (iii) market compensation data, and (iv) the profitability of the firm compared to other investment management firms.

In addition to annual incentive compensation, upon commencing employment with the Company, most employees are awarded equity grants as an incentive to their continued employment. Generally, these awards cliff vest after five years of employment to promote employee retention and long-term employee ownership. The Company also seeks to increase employee ownership because it believes such ownership encourages employees to act and think like owners. While compensation amounts differ depending upon position, responsibilities, performance and competitive data, the Company seeks to reward all employees with similar compensation components based on these objectives.

Rewards Based on Performance

Our primary business objective is to meet our fiduciary duty to clients. Specifically, our focus is on long-term, five-year investment returns, with goals defined as rolling five-year periods in which client returns are sufficiently above relevant passive benchmarks, rank in the top quartile of similar investment strategies, and exceed a sufficient absolute return for the risk associated with the asset class. As it relates to our investment professionals, their compensation program is designed to reward performance that supports these objectives. For those employees who are not a part of our investment team the compensation program varies, but is based on rewarding individual performance that helps us meet our fiduciary duty to clients and shareholders. We seek to fulfill our fiduciary duty to shareholders by managing the firm and its assets to increase shareholder value over time. Over the past five years, our annualized total shareholder return was 26.0% compared to a 15.6% return for the Russell 2000 Index.

Compensation Setting Process

Role of the Compensation Committee. The Committee has the overall responsibility for evaluating and approving the structure, operation and effectiveness of our compensation plans, policies and programs for all employees. The Committee consists of Mr. Fortener, Mr. Shoup and Ms. Skinner. Ms. Skinner serves as the Chair. Each member of the Committee is an “outside director” for purposes of Section 162(m) of the Internal Revenue Code (the “Code”), is a “non-employee director” for purposes of Section 16(b) of the Securities Exchange Act of 1934, and meets NASDAQ independence requirements. The Committee is specifically charged to:

•
review and approve the corporate goals and objectives relevant to the compensation of the CEO, to evaluate the CEO’s performance in light of these goals and objectives, and, based on this evaluation, make recommendations to the Board for the independent directors to approve the CEO’s compensation level (including any long-term incentive or other compensation under any incentive-based or equity-based compensation plan);

•
review management’s recommendations and make recommendations to the Board with respect to director and other non-CEO executive officer compensation; provided, however, that the Committee has full decision-making authority with respect to compensation intended to be performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code;

•
retain compensation consultants as it deems necessary to assist in its evaluation of director, CEO or other senior executive compensation programs or arrangements. The Committee also has the authority to obtain advice and assistance from internal or external legal, accounting or other advisors;

•
review management’s recommendations and make recommendations to the Board with respect to incentive-based compensation and equity-based compensation plans and programs that are subject to Board approval, and that may be applicable to all or any portion of the employees of the Company and/or its subsidiaries; and

•	exercise all power and authority of the Board in the administration of equity-based incentive compensation plans.

The Committee considers the sum of all pay elements when reviewing annual compensation recommendations for the named executive officers. Although the framework for compensation decision-making is tied to the Company’s overall financial performance and the creation of long-term shareholder value, the Committee retains the discretion to make recommendations to the Board for the independent directors to approve individual compensation based on other performance factors, such as demonstrated management and leadership capabilities and the achievement of certain investment results for client accounts and other strategic operating results.

Role of Management. The Company’s CEO evaluates the President, CFO and COO as part of our annual review process and makes recommendations to the Committee regarding all elements of executive compensation paid to them. Changes in executive compensation proposed by the CEO are based on the individual’s performance, the compensation of individuals with comparable responsibilities in competing or similar organizations, and the profitability of the Company. At the Committee’s request, management attends Committee meetings to provide general employee compensation and other information to the Committee, including information regarding the design, implementation and administration of our compensation plans. The Committee also meets in executive sessions without the presence of any executive officer whose compensation the Committee is scheduled to discuss.

Use of Compensation Consultants and Surveys in Determining Executive Compensation. The Committee’s written charter gives it the authority to retain an independent outside executive compensation consulting firm to assist in evaluating policies and practices regarding executive compensation and provide objective advice regarding the competitive landscape. Historically, however, the Committee has not engaged compensation consultants, and did not do so in 2014.

Each year the Committee obtains and summarizes an asset management industry pay analysis prepared by McLagan Partners, a compensation specialist focusing on the asset management industry. The companies in the McLagan Partners’ analysis include approximately 150 public and private asset management companies with which we compete. This analysis provides the Committee with a general overview of compensation trends in the asset management industry. The Committee does not define a specific peer group, but rather takes a broad view of the analysis. The Committee does not set any compensation elements or levels based on targeting a certain percentile from the survey, but rather sets compensation that it believes to be both competitive and based on the executive’s value to the Company. The survey is just one of many factors that the Committee considers when determining executive compensation. Management and the Committee believe this broad view of the analysis is appropriate because we compete with both public and private asset management firms regardless of their size and scope of operations.

Elements of Compensation

Base Salary. Base salaries for the named executive officers are intended to provide a fixed level of cash compensation that is appropriate given the executive’s role in the organization. Generally, base salaries are determined by (i) scope of responsibility and complexity of position, (ii) performance history, (iii) tenure of service, (iv) internal equity within the Company’s salary structure, and (v) relative salaries of persons holding similar positions at other companies within the investment management industry. Base salaries are designed to compensate knowledge and experience. In February 2014, the Committee made the determination not to increase the base salaries of the named executive officers for fiscal year 2014. Consistent with our desire to have the majority of total compensation paid to named executive officers at risk in the form of incentive compensation, a significant majority of total compensation of our executive officers was paid in the form of either cash bonuses and/or long-term equity grants awarded in the current year or prior years.

Annual Cash Bonuses. In March 2011, we entered into an amendment and restatement of our employment agreement with Mr. Dillon. We agreed to amend and restate Mr. Dillon’s employment agreement to reflect the mutual desire of the Company and Mr. Dillon that he remain CEO for the next five years. The amended and restated agreement entitles Mr. Dillon to, among other things, an annual cash bonus equal to at least 5% of the Company’s operating income, subject to an annual cap of $640,000. Mr. Dillon earned a $640,000 cash bonus for 2014 because 5% of the Company’s operating income for fiscal year 2014 exceeded $640,000. The Committee believes this formula to determine a cash bonus is appropriate for our CEO, whose effectiveness and responsibility is most closely tied to the amount of our operating income, capping the award at an amount that Mr. Dillon and the Committee believe is appropriate given broad market compensation data and the additional value of the separate restricted stock award to Mr. Dillon in 2011 (which is described in the following section).

The Committee awarded a discretionary cash bonus to Mr. Laird, to reward him for his strong performance and overall contributions to the Company in fiscal year 2014. The Committee believes that structuring Mr. Laird’s annual cash bonus as a discretionary cash bonus provides the Committee with the flexibility to consider all aspects of Mr. Laird’s performance and contributions to the Company which, for a CFO, may not be as directly tied to our operating income. In determining the amount of Mr. Laird’s cash bonus, the Committee considered the Company’s overall operating results for 2014, contributions by Mr. Laird that were not reflected in our operating results, and broad market compensation data.

The Committee awarded a discretionary cash bonus to Mr. Bingaman, to reward him for his strong performance and overall contributions to the Company in fiscal year 2014. The Committee believes that structuring Mr. Bingaman’s annual cash bonus as a discretionary cash bonus provides the Committee with the flexibility to consider all aspects of Mr. Bingaman’s performance and contributions to the Company as President, Co-Chief Investment Officer, and Portfolio Manager. In determining the amount of Mr. Bingaman’s cash bonus, the Committee considered the Company’s overall operating results for 2014, the investment results in client portfolios, client service, overall contributions to the investment team, and broad market compensation data.

Restricted Stock Award to Mr. Dillon. In May 2011, the Committee awarded 100,000 shares of performance-based restricted stock to Mr. Dillon pursuant to the Company’s 2011 Plan. All of the shares will vest on January 1, 2016, if the Company’s cumulative operating profit (defined as the Company’s total revenue during the period beginning on January 1, 2011 and ending on December 31, 2015, excluding any investment income and gains and the revenue of the Company’s subsidiaries Beacon Hill Fund Services, Inc. and BHIL Distributors, Inc. (collectively, “Beacon Hill”), less the Company’s total operating expenses during such period, excluding Beacon Hill expenses, any investment losses and all taxes) equals or exceeds $75,000,000. The results of Beacon Hill are excluded from the cumulative operating profit because it is a separate subsidiary of the Company and is not yet material to the overall financial results of the Company. If the Company’s cumulative operating profit during such period is less than $75,000,000, a number of shares of restricted stock equal to 100,000 multiplied by a fraction, the numerator of which will be the Company’s actual cumulative operating profit during such performance period and the denominator of which will be $75,000,000, will vest on January 1, 2016. Any shares of restricted stock that do not vest will be forfeited on such date. All shares of restricted stock that vest on January 1, 2016 will remain subject to restrictions on sale or transfer following the vesting date. The restrictions on sale or transfer will lapse with respect to 20% of the vested shares of restricted stock on each anniversary of the vesting date. If Mr. Dillon dies or is disabled prior to December 31, 2015, a number of shares of restricted stock equal to 100,000 multiplied by a fraction, the numerator of which will be the number of whole months of service elapsed between January 1, 2011 and the date of death or disability and the denominator of which will be 60, will vest and become immediately transferable without restriction. If Mr. Dillon’s employment is terminated prior to January 1, 2016 without Cause or for Good Reason (each as defined in Mr. Dillon’s amended and restated employment agreement), a number of shares of restricted stock equal to 100,000 multiplied by the lesser of (i) a fraction, the numerator of which will be the Company’s actual cumulative operating profit during the period beginning on January 1, 2011 and ending on the date of termination of employment and the denominator of which will be $75,000,000, and (ii) a fraction, the numerator of which will be the number of whole months of service elapsed between January 1, 2011 and the date of termination of employment and the denominator of which will be 60, will vest and become immediately transferable without restriction. In the event of a Change in Control (as defined in Mr. Dillon’s amended and restated employment agreement), all 100,000 shares of restricted stock will immediately vest and become transferable without restriction.

This restricted stock award is intended to comprise all of Mr. Dillon’s equity-based compensation for the 2011 fiscal year through the 2015 fiscal year, and no additional equity awards to Mr. Dillon during that period are contemplated. The Committee believes this compensation structure strongly aligns the long-term interests of Mr. Dillon with those of the Company and its shareholders and better advances the objectives of our compensation program than the annual compensation structure used in prior years.

In December 2012, we amended Mr. Dillon’s award agreement made under the 2011 Plan to clarify restrictions on dividends paid on the 100,000 share performance-based restricted stock grant described above. The amendment caused dividends paid in 2012, 2013, and 2014 on the 100,000 share performance-based restricted stock grant to be placed in escrow and to be subject to the same vesting requirements as the stock grant. When shares subject to the award vest, the related dividends held in escrow will be transferred to Mr. Dillon.

Restricted Stock Unit Award to Mr. Bingaman. In February 2014, the Committee awarded 14,000 shares of performance-based restricted stock units (“RSUs”) to Mr. Bingaman pursuant to the Company’s 2011 Plan covering the performance period of January 1, 2014 through December 31, 2015. 7,000 RSUs will vest on each of January 1, 2015 and January 1, 2016, respectively, if the Company’s annual operating profit for each calendar year period (defined as the Company’s total revenue during each calendar year period excluding any investment income and gains, less the Company’s total operating expenses during such period and any investment losses and all taxes) equals or exceeds $25,000,000. If the Company’s annual operating profit during in either calendar year period is less than $25,000,000, a reduced number of RSUs will vest on January 1 of 2015 or 2016, respectively, according to a schedule that scales down from 7,000 RSUs at $25,000,000 in operating profit to zero RSUs at or below $0 in operating profit. Any RSUs that do not vest will be forfeited on such date. All RSUs that vest will convert to shares of the Company’s common stock and will be subject to restrictions on sale or transfer for five years following the vesting date. This RSU award is intended to comprise all of Mr. Bingaman’s equity-based compensation for the 2014 and 2015 compensation years.

Discretionary Stock Award to Mr. Laird. The Committee awarded a discretionary stock award to Mr. Laird to reward him for his strong performance and overall contributions to the Company in fiscal year 2014. The Committee believes that paying a discretionary stock bonus to Mr. Laird provides the Committee with the flexibility to consider all aspects of Mr. Laird’s performance and contributions to the Company as well as properly compensate him for the value he provided to the Company in fiscal year 2014. In addition, this stock award, while immediately vested, is restricted from sale or transfer for five years. While Mr. Laird retired as CFO at the end of 2014, the Committee believes that executive officers should continue to hold stock awards for five years following their retirement to align them with the long-term interests of the Company and its shareholder despite their short-term employment outlook. In determining the amount of the stock award, the Committee considered the contributions Mr. Laird made to the Company in 2014, specifically his leadership in our day-to-day management, oversight of financial matters, compliance, and internal controls, all of which contribute to our overall operating results, which continued to be strong in 2014. In summary, the Committee considered contributions made by Mr. Laird in 2014 along with a review of broad market compensation data for executives in similar roles and determined that this discretionary award was reflective of his performance in 2014.

Restricted Stock Award to Ms. Wesolek. At the time of her hiring in July 2012, management granted Ms. Wesolek 40,000 shares of restricted stock as both an incentive to employment and as long-term incentive compensation. These shares vest at various times over the five-year period from grant date through July 2017. Upon vesting, the shares will be subject to further restrictions on sale or transfer for an additional five years from each respective vesting date. Ms. Wesolek was hired to lead the sales, marketing, client service and distribution efforts of the Company and was named Chief Operating Officer in 2014. Management believes this compensation structure strongly aligns the long-term interests of Ms. Wesolek with those of the Company and its shareholders. This restricted stock award is intended to comprise all of Ms. Wesolek’s incentive compensation for the five-year period of July 2012 through June 2017, and no additional cash or equity awards to Ms. Wesolek during that period are contemplated.

Retirement Plan Benefits. We provide retirement benefits through the Diamond Hill Investment Group 401(k) Plan and Trust. Each named executive officer is entitled to participate in this plan on the same terms and conditions as all other employees. The 401(k) Plan does not involve any guaranteed minimum or above-market returns, as plan returns depend on actual investment results.

Deferred Compensation Plans. We have two Deferred Compensation Plans: the Diamond Hill Fixed Term Deferred Compensation Plan (the “Fixed Term Plan”) and the Diamond Hill Variable Term Deferred Compensation Plan (the “Variable Term Plan”), (individually, the "Plan," and collectively the “Deferred Compensation Plans”). Each named executive officer is eligible to participate in one of the Plans, along with certain other persons employed by the Company or any of its affiliates. The terms and conditions of the Plans are described in more detail under the heading “Pension Plans and Non-Qualified Deferred Compensation” below.

Other Benefits and Perquisites. We do not provide supplemental retirement plan benefits to our named executive officers. As a general rule, we do not provide any perquisites or other personal benefits to our named executive officers that are not offered on an equal basis to all employees. Our named executive officers are entitled to participate in benefit programs that entitle them to medical, dental, and short-term and long-term disability insurance coverage that are available to all employees.

Post-Employment Payments. Only Mr. Dillon, has an employment contract which provides for payments upon termination of employment. More information on Mr. Dillon’s employment agreement and termination payments under the agreement is set forth under the heading “Employment Agreements and Change in Control Benefits.”

Stock Ownership Guidelines

In February 2010, the Board adopted stock ownership guidelines for our named executive officers to further align their interests with those of our shareholders. The below table provides the target ownership level reflected in the guidelines and actual shares owned as of December 31, 2014. Each named executive officer hold shares well in excess of the amounts required under the guidelines.

Name	Title	Target Ownership Level	Target Number of Shares(a)	Number of Shares Owned (b)	Ownership Guideline Met
R. H. Dillon	CEO	5x Salary	13,040	300,380	Yes
Christopher M. Bingaman	President	5x Salary	9,055	35,107	Yes
James F. Laird	Chief Financial Officer	3x Salary	4,347	74,582	Yes
Lisa M. Wesolek	Chief Operating Officer	2x Salary	2,898	29,600	Yes
________________________________________________

(a)	Based on a per share price of $138.04 which was the closing price of our common shares on December 31, 2014, and the respective base salaries of our named executive officers as of that date.

(b)	Includes any unvested restricted stock, restricted stock units, and shares held in the Diamond Hill 401k Plan.

Risks Related to Compensation Policies and Practices

As part of its oversight of our executive and non-executive compensation programs, the Compensation Committee considers how our current compensation programs, including the incentives created by compensation awards, affect the Company’s risk profile. In addition, the Committee reviews our compensation policies, particularly the incentives that they create, to determine whether they encourage an appropriate level of risk-taking and do not present a significant risk to the Company. The Compensation Committee also considered the following risk mitigating factors:

•	current compensation programs reward portfolio managers and research analysts on trailing five-year investment performance in client accounts;

•	a majority of incentive compensation is in the form of long-term equity-based awards;

•	sale restriction periods for equity-based compensation awards encourage executives and other employees to focus on the long-term performance of the Company;

•	the Committee has discretionary authority to adjust annual incentive awards;

•	the Company has internal controls over financial reporting and other financial, operational and compliance policies and practices; and

•	base salaries are consistent with executives’ responsibilities so that they are not motivated to take excessive risks to achieve a reasonable level of financial security.

Based on this review, the Committee has concluded that our compensation policies and procedures are not reasonably likely to have a material adverse effect on the Company.

Compensation Recoupment and Restitution Policy

Upon the recommendation of the Compensation Committee, our Board of Directors has adopted a compensation recoupment and restitution policy that applies to all incentive compensation received by all employees, including our named executive officers. Under the policy, we may recover all or a portion of incentive compensation (or pay out additional incentive compensation) related to awards made after the adoption of the policy, in three general situations:

•
if, due to error or malfeasance the previously determined incentive pool, or an individual award, is either too large (or too small), then any overpayment made to an employee may be returned to Company or an additional payment may be made to an associate;

•	if an employee violates an important Company policy or acts in an unlawful manner, then we may recoup the employee’s incentive compensation; and

•	if an employee, who is part of the financial statement preparation process, commits wrongdoing, then we may recoup the employee’s incentive compensation.

The policy is intended to provide enhanced safeguards against certain types of misconduct and provide enhanced protection to and alignment with shareholders. These provisions are in addition to any policies or recovery rights that are provided under applicable laws, including the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act. Beginning in 2013, all awards are subject to this policy.

Summary Compensation Table

The following table sets forth the total compensation paid to or earned by our named executive officers for services rendered in the years indicated. Additional information on the elements of compensation included in the table below is available under the “Compensation Discussion and Analysis” section.

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards		All Other Compensation(4)	Total
R. H. Dillon	2014	$360,000	$640,000	$—		$35,400	$1,035,400
CEO	2013	$360,000	$640,000	$—		$34,800	$1,034,800
	2012	$360,000	$640,000	$—		$35,064	$1,035,064
Christopher M. Bingaman	2014	$250,000	$400,000	$1,521,669	(2)	$36,300	$2,207,969
President
James F. Laird	2014	$200,000	$550,000	$250,000	(3)	$26,800	$1,026,800
Secretary, Treasurer and	2013	$200,000	$550,000	$250,000	(3)	$26,800	$1,026,800
Chief Financial Officer	2012	$200,000	$250,000	$500,000	(3)	$26,532	$976,532
Lisa M. Wesolek	2014	$200,000	$—	$—		$29,600	$229,600
Chief Operating Officer
___________________________________

(1)
Mr. Dillon was granted a bonus award in accordance with the terms of his employment contract. Mr. Bingaman and Mr. Laird were granted a discretionary bonus award from the Company’s bonus pool, which was not based upon any pre-established performance goals. Mr. Laird’s amount for 2013 and 2014 includes a $300,000 cash bonus and $250,000 originally made as a stock award with respect to which Mr. Laird elected to defer 50% in cash to the Fixed Term Plan. See the “Compensation Discussion and Analysis” section above for a further description of Mr. Dillon’s, Mr. Bingaman’s, and Mr. Laird’s cash bonus awards for fiscal year 2014.

(2)
This award represents 14,000 restricted stock units (“RSUs”) awarded to Mr. Bingaman on February 24, 2014 as part of a long-term performance-based incentive program under the 2011 Plan and constitutes the stock portion of Mr. Bingaman’s incentive compensation for the years 2014 and 2015. 7,000 RSUs vested on January 1, 2015 and the other 7,000 RSUs are scheduled to vest on January 1, 2016, both subject to the achievement of performance goals established by the Compensation Committee and described above in the “Compensation Discussion and Analysis” section. The value shown represents the full grant date fair value which was determined by reducing the grant-date price of the shares by the present value of the dividends expected to be paid on the underlying shares during the requisite service period, discounted at the appropriate risk-free interest rate. Any RSUs that vest will convert into an equivalent number of shares of the Company and will be subject to further restrictions from transfer or sale for a five-year period following the respective vesting date.

(3)
Represents the full grant date fair value computed by multiplying the total number of shares granted by the closing price of the shares on the grant date. These shares were awarded to Mr. Laird under the Company’s 2011 or 2014 Plan as discretionary partial payment for amounts earned under our 2014, 2013, and 2012 annual incentive plans. All shares were fully vested on the grant date but were restricted from sale for five years. The below table shows the details of the specific number of shares granted for each annual incentive plan year:

Name	Incentive Plan Year	Shares Granted	Grant Date	Sale Restriction Period
James F. Laird	2014	1,777	February 27, 2015	Five Years
	2013	2,130	February 28, 2014	Five Years
	2012	6,405	February 20, 2013	Five Years

(4)	The following types of compensation are included in the “all other compensation” column:

Name	Year	Contributions to Company 401k Plan(a)	Contributions to Health Savings Account(a)	Total
R. H. Dillon	2014	$31,200	$4,200	$35,400
	2013	$30,600	$4,200	$34,800
	2012	$30,000	$5,064	$35,064
Christopher M. Bingaman	2014	$30,000	$6,300	$36,300
James F. Laird	2014	$24,000	$2,800	$26,800
	2013	$24,000	$2,800	$26,800
	2012	$24,000	$2,532	$26,532
Lisa M. Wesolek	2014	$24,000	$5,600	$29,600
___________________________________

(a)	The Company contributions to the Company 401k Plan and employee Health Savings Accounts are offered to all employees of the Company and its affiliates.

Grants of Plan Based Awards for 2014

The following table sets forth information regarding annual incentive plan awards to each of the named executive officers for the year ended December 31, 2014.

	Grant Date	Compensation Committee Action Date(1)	Estimated Possible Payouts Under Equity Incentive Plan Awards(2)			Grant Date Fair Value of Stock and Options
Name			Threshold #	Target #	Maximum #	Awards $
R.H. Dillon	—	—	—	—	—	—
Christopher M. Bingaman	2/24/14	2/24/14	—	14,000	—	$1,521,669
James F. Laird	2/27/15	2/23/15	—	1,777	—	$250,000
Lisa M. Wesolek	—	—	—	—	—	—
____________________

(1)	The Compensation Committee Action Date represents the date on which the Committee authorized the equity-based award.

(2)
The amounts in these columns represents shares of restricted stock or restricted stock units awarded pursuant to the 2011 or 2014 Plan, which are described in detail above under the heading “Compensation Discussion and Analysis.”

Outstanding Equity Awards at December 31, 2014

The following table summarizes all outstanding equity awards held by our named executive officers as of December 31, 2014. Mr. Laird had no outstanding equity awards at December 31, 2014.

	Stock Awards
Name	Equity Incentive Plan Awards: Number of Unearned Shares That have Not Vested(1)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested(5)
R. H. Dillon	100,000	(2)	$13,804,000
Christopher M. Bingaman	14,000	(3)	$1,932,560
James F. Laird	—		$—
Lisa M. Wesolek	15,000	(4)	$2,070,600

____________________

(1)
The amount in this column represents shares of restricted stock or restricted stock units awarded pursuant to either the 2011 Plan and 2014 Plan, which are described in detail above under the heading “Compensation Discussion and Analysis.”

(2)
These shares will vest on January 1, 2016, subject to the achievement of performance goals established by the Compensation Committee and Mr. Dillon’s continued employment with the Company on that date.

(3)
7,000 of these shares vested on January 1, 2015 and the other 7,000 are scheduled to vest on January 1, 2016, subject to the achievement of performance goals established by the Compensation Committee and Mr. Bingaman’s continued employment with the Company on that date.

(4)
These shares are scheduled to vest in the amount of 5,000 shares each in December 1, 2015, December 1, 2016, and July 1, 2017, respectively, subject to Ms. Wesolek’s continued employment with the Company on those respective dates.

(5)	The amount in this column represents the value of the shares shown multiplied by $138.04, the closing market price of our common shares as of December 31, 2014.

Option Exercises and Stock Vested for 2014

None of the named executive officers exercised any options during 2014. The following table sets forth information with respect to the only stock awards vested in 2014.

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting
R. H. Dillon	—	$—
Christopher M. Bingaman	6,391	$750,000
James F. Laird	2,130	$250,000
Lisa M. Wesolek	5,000	$665,550

Pension Plans and Non-Qualified Deferred Compensation

We do not maintain any pension plans for named executive officers or other employees. We offer to our named executive officers and certain other employees the opportunity to participate in two Non-Qualified Deferred Compensation Plans: the Fixed Term Plan and the Variable Term Plan (the “Deferred Compensation Plans”).

Deferrals of Incentive Compensation.

Pursuant to the Deferred Compensation Plans, participants may elect to defer up to 50% of the stock portion of their annual bonus and up to 100% of the cash portion of their annual bonus for a plan year (the calendar year). Generally, the participant must submit a deferral election by December 31 of the year before the services are to be performed. After the applicable deadline, a deferral election is irrevocable for that plan year except under circumstances set forth in the Deferred Compensation Plan.

Earnings

The deferred incentive compensation, if any, is credited to an account for that plan year. The participant is 100% vested in the account, although the account is subject to the terms and conditions of the Company's Compensation Recoupment and Restitution Policy, described above. The account will be credited with earnings and losses based on the performance of the investment selections in the participant's account, which only include Diamond Hill Funds.

Plan Funding

The Deferred Compensation Plans are unfunded, unsecured promises by the Company to pay the account balances under the Deferred Compensation Plans at a later date. Participants have only the rights of general unsecured creditors of the Company and do not have any interest in or right to any specific asset of the Company.

Distributions

Under the Fixed Term Plan, the account for each Plan Year will be distributed in (i) a single lump sum payment within 90 days following the fifth anniversary of the date the Incentive Compensation was deferred or (ii) in up to five substantially equal annual installments beginning on the January 1 following the fifth anniversary of the date such Incentive Compensation was deferred and on each January 1 thereafter, except in the event of death, Disability or a Change in Control.

Under the Variable Term Plan, the participant must elect when they wish to receive distributions. Generally, the participant may elect to receive the account (i) in a single lump sum payment within 90 days following either the termination of employment, or a specified date which is at least five years after the annual bonus was deferred; or (ii) in substantially equal annual installments for up to fifteen years beginning on the January 1 following either (A) the termination of employment and on each January 1 thereafter, or (B) on a specified date which is at least five years after the annual bonus was deferred and on each January 1 thereafter.

In the event of death or Disability (as defined in the Deferred Compensation Plans), the participant’s account will be distributed to the participant or the participant’s beneficiary, as applicable, in a lump sum within 90 days after the event. In the event that the Company undergoes a Change in Control (as defined in the Plans), the account will be distributed in a lump sum within 30 days after the Change in Control.

During fiscal year 2014, Mr. Laird contributed to the Fixed Term Deferred Compensation Plan. None of the other named executive officers contributed to the Deferred Compensation Plans, and none had a balance under such plans as of December 31, 2014. The following table sets for certain information with respect to Mr. Laird's account under the Fixed Term Deferred Compensation Plan.

Non-Qualified Deferred Compensation
Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year Ending
James F. Laird	250,000	—	14,050	—	264,050

Employment Agreements and Change in Control Benefits

We currently have an employment agreement with Mr. Dillon. A description of the agreement is set forth below. We are not a party to an employment agreement with any other employee and are not obligated to provide change in control benefits to any employee other than Mr. Dillon.

In March 2011, we entered into an amended and restated employment agreement with Mr. Dillon. The agreement has a current expiration date of January 1, 2016. The agreement provides for an annual salary of $360,000, which may be increased (but not reduced) by the Board annually, plus an annual cash bonus of at least 5% of the Company’s operating income, with a maximum annual cash bonus of $640,000. Mr. Dillon also received a restricted stock award of 100,000 shares that vests on January 1, 2016 if performance criteria established by the Compensation Committee are satisfied and Mr. Dillon remains employed with the Company on that date. The performance criteria and vesting provisions of Mr. Dillon’s restricted stock award are discussed more thoroughly in the “Compensation Discussion and Analysis” section above. Mr. Dillon’s employment agreement also entitles him to receive health insurance and six weeks paid vacation annually and to participate in other benefit programs offered to employees. The agreement also restricts Mr. Dillon from competing with the Company during the term of the agreement and for one year following termination of his employment and provides that he will at all times maintain the confidentiality of Company information.

If we terminate Mr. Dillon’s employment without Cause (as defined in Mr. Dillon’s amended and restated employment agreement), he would be entitled to the following payments, which are quantified to reflect the amounts he would have received had his employment been terminated at December 31, 2014:

1.	his accrued but unpaid base salary and vacation and unreimbursed business expenses as of the date of termination ($0 at December 31, 2014);

2.	payments, if any, under other benefit plans and programs in effect at the time ($0 at December 31, 2014; we have no benefit plans that would result in payments upon termination);

3.	a single lump sum payment equal to six months of his base salary at his annual salary rate in effect at the date of termination ($180,000 at December 31, 2014);

4.	beginning in the seventh month after the date of termination, six monthly payments of his monthly base salary (an aggregate of $180,000 at December 31, 2014);

5.	any portion of the restricted stock award of 100,000 shares as provided in the award agreement (60,000 shares at December 31, 2014);

6.	a lump sum payment equal to the amount, if any, he received as an annual cash bonus for the preceding year ($640,000 at December 31. 2014);

7.	his accrued but unpaid annual cash bonus from the year prior to the date of termination ($0 at December 31, 2014); and

8.	a pro rata portion of the annual cash bonus ($640,000 at December 31, 2014).

Mr. Dillon may terminate his employment for “Good Reason” (as defined in Mr. Dillon’s amended and restated employment agreement), which generally includes reduction of his annual base salary or annual cash bonus, permanent or consistent assignment to him of duties inconsistent with his position and authority, a requirement that he no longer report directly to the Board, or a breach by the Company of his employment agreement. If he terminates his employment for Good Reason, Mr. Dillon is entitled to all of the payments to which he would be entitled in the event he is terminated without Cause, except for the payment set forth in number 7 above.

If Mr. Dillon’s employment terminates due to his death or disability, if the employment agreement terminates in accordance with its terms or if we terminate Mr. Dillon for “Cause” (as defined in Mr. Dillon’s amended and restated employment agreement), he will be entitled to receive the payments set forth in numbers 1 and 2 above. In the event of his death, he will also receive the payments described in numbers 1, 2, 5, and 8 above. In the event of disability, he will also receive the payments described in numbers 1, 2, 5, 7, and 8 above. Under the employment agreement, “Cause” generally includes material violations of our employment policies, conviction of crime involving moral turpitude, violations of securities or investment adviser laws, causing us to violate a law which may result in penalties exceeding $250,000, materially breaching the employment agreement, or fraud, willful misconduct, or gross negligence in carrying out his duties.

In the event of a “Change in Control” (as defined in Mr. Dillon’s amended and restated employment agreement), all 100,000 shares of restricted stock would immediately vest and become transferable without restriction in accordance with the terms of the award agreement applicable to the restricted stock award. Additionally, if within 24 months after the occurrence of a “Change in Control,” Mr. Dillon’s employment is terminated by the Company for any reason other than death, disability or for Cause, or Mr. Dillon terminates his employment for “Good Reason,” he will be entitled to the following payments from us or our successor, in addition to the applicable payments set forth in numbers 1 through 8 above:

•	a single lump sum payment equal to his annual base salary and annual cash bonus payable to him for the most recently completed fiscal year ($1,000,000 at December 31, 2014); and

•	a single lump sum payment equal to 12 months of premium payments for coverage for Mr. Dillon and his family under our group health plan ($6,050 at December 31, 2014).

If any payments to Mr. Dillon in connection with a “Change in Control” would constitute excess parachute payments under applicable tax laws, Mr. Dillon will receive gross-up payments in an amount that covers any taxes, interest, penalties, additional taxes or costs incurred and leaves Mr. Dillon with the amount he would have retained if the payments he received upon the “Change in Control” had not constituted excess parachute payments.

Compensation Committee Report

The Board’s Compensation Committee has submitted the following report for inclusion in this Proxy Statement:

We have reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on that review and discussion, we recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

Submitted by the Compensation Committee of the Board of Directors:

Frances A. Skinner, Chair
Randolph J. Fortener
Bradley C. Shoup

PROPOSAL 2 — RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of the independent registered public accounting firm retained to audit the Company’s consolidated financial statements. To execute this responsibility, the Committee engages in an evaluation of the independent auditor's qualifications, performance, and independence and periodically considers whether the independent registered public accounting firm should be rotated and the advisability and potential impact of selecting a different independent registered public accounting firm.

The Audit Committee has reappointed KPMG LLP to serve as our independent registered public accounting firm for 2015. KPMG was first appointed to serve as our independent registered public accounting firm on October 24, 2012.

The Audit Committee and the Board of Directors believe that the continued retention of KPMG as our independent registered public accounting firm is in the best interest of the Company and our shareholders, and we are asking our shareholders to ratify the selection of KPMG as our independent registered public accounting firm for 2015.

Representatives of KPMG are expected to be present at the Annual Meeting and will have the opportunity to make a statement, if they so desire, and respond to appropriate questions from shareholders.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2015.

If Proposal 2 is not approved, the Audit Committee will reconsider the appointment of KPMG as our independent registered public accounting firm for 2015.

Disclosure of Fees Charged by the Independent Registered Public Accounting Firm

The following table summarizes the fees billed by KPMG for services rendered to the Company and its subsidiaries during 2013 and 2014.

	Year Ended	Year Ended
	12/31/2014	12/31/2013
Audit Fees(1)	$122,700	$118,200
Audit-Related Fees	—	—
Tax Fees	$74,700	$52,350
All Other Fees(2)	$3,000	3,000
Total Fees	$200,400	$173,550

____________________

(1)
Audit fees include professional services rendered for the audit of annual financial statements, reviews of quarterly financial statements, issuance of consents, and assistance with review of other documents filed with the SEC.

(2)	All Other Fees included services related to the review of a consolidation analysis in 2013 and a consent related to a registration statement on Form S-8 filed by the Company with the SEC in 2014.

Preapproval by Audit Committee

The Audit Committee has adopted policies and procedures which set forth the manner in which the committee will review and approve all audit and non-audit services to be provided by the independent registered public accounting firm (the “Services”) to ensure that the provision of the Services does not impair the firm’s independence. The pre-approval policies and procedures are as follows:

•
The Audit Committee has established a pre-approval fee cap of $25,000, under which any Services in excess of the $25,000 fee cap must be submitted to the Audit Committee for review and pre-approval, and any Services less than the $25,000 fee cap must be approved by the Chief Financial Officer and then reported to the Audit Committee at their next regularly scheduled meeting.

•	Pre-approval actions taken during Audit Committee meetings are recorded in the minutes of the meetings.

Audit Committee Report

The Audit Committee is comprised of three independent directors operating under a written charter adopted by the Board. Annually, the Audit Committee engages the Company’s independent registered public accounting firm. KPMG served as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2014.

Management is responsible for preparation of the Company’s financial statements and for designing and maintaining the Company’s systems of internal controls and financial reporting processes. The Company’s independent registered public accounting firm is responsible for performing an audit of the Company’s consolidated financial statements in accordance with standards of the Public Company Accounting Oversight Board (“PCAOB”) and issuing reports on the Company’s financial statements and the effectiveness of the Company’s internal controls over financial reporting. The Audit Committee’s responsibility is to provide independent, objective oversight of these processes.

Pursuant to this responsibility, the Audit Committee met and held discussions with management and KPMG regarding the audited consolidated financial statements of the Company for the fiscal year ended December 31, 2014. The Audit Committee reviewed the audit plan and scope with KPMG and discussed with KPMG the matters required by the Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard 16 – Communications with the Audit Committee. The Audit Committee also met with KPMG without management present to discuss the results of their audit work, their evaluation of the Company’s system of internal controls and the quality of the Company’s financial reporting.

The Committee also discussed with KPMG its independence from management and the Company, and received its written disclosures and the letter from KPMG required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence.

Management has represented to the Audit Committee that the Company’s consolidated financial statements for the year ended December 31, 2014, were prepared in accordance with United States generally accepted accounting principles, and the Audit Committee reviewed and discussed the audited consolidated financial statements with management and KPMG. Based on the Audit Committee’s discussions with management and KPMG and review of KPMG’s report to the Audit Committee, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC.

Submitted by the Audit Committee of the Board of Directors:

Randolph J. Fortener, Chairman
Bradley C. Shoup
Frances A. Skinner

PROPOSAL 3 — ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS
The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, requires that we provide our shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our executive officers identified in the Summary Compensation Table of this Proxy Statement (the “named executive officers”) as disclosed in this Proxy Statement in accordance with the SEC’s rules.
As described in detail in the section entitled, “EXECUTIVE OFFICERS AND COMPENSATION INFORMATION,” we believe that executive compensation should be linked with the Company’s performance and significantly aligned with the interests of the Company’s shareholders. In addition, our executive compensation program is designed to allow us to retain, and recognize the contributions of, employees who play a significant role in our current and future success. We urge you to read the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure for a detailed description of the fiscal year 2014 compensation of our named executive officers.
The vote on this resolution is not intended to address any specific element of compensation; rather, the advisory vote relates to the overall compensation of our named executive officers. This vote is advisory and therefore not binding on the Company. However, the Board and the Compensation Committee will review the voting results and will take into account the outcome of the vote when determining future compensation for the Company’s named executive officers.
Accordingly, we ask our shareholders to vote on the following resolution:
“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2015 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC.

ADDITIONAL INFORMATION

SHAREHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Given the Company’s relatively small size, the relatively small number of record shareholders, and the Board’s consistent practice of being open to receiving direct communications from shareholders, the Board believes that it is not necessary to implement, and we do not have, a formal process for shareholders to send communications to the Board. Our practice is to forward any communication addressed to the full Board to the Chairman; to a group of directors, to a member of the group; or to an individual director, to that person.

SHAREHOLDER PROPOSALS FOR 2016 ANNUAL MEETING

Shareholders are entitled to submit proposals on matters appropriate for shareholder action consistent with SEC rules and our Code of Regulations. Should a shareholder wish to have a proposal appear in the Proxy Statement for next year’s annual meeting, under applicable SEC rules, the proposal must be received by the Company’s Secretary on or before November 11, 2015, and must otherwise comply with the requirements of Rule 14a-8 of the Exchange Act. If a shareholder intends to present a proposal at next year’s annual meeting but does not intend to seek the inclusion of such proposal in our Proxy Statement, such proposal must be received by the Company prior to January 25, 2016, or management proxies will be entitled to use discretionary voting authority should such proposal be raised without any discussion of the matter in the Proxy Statement. The Company’s address is 325 John H. McConnell Boulevard, Suite 200, Columbus, Ohio 43215.

SHAREHOLDERS SHARING THE SAME ADDRESS

The SEC has implemented rules regarding the delivery of proxy materials (i.e., annual reports, proxy statements, proxy statements combined with a prospectus or any information statements provided to shareholders) to households. This method of delivery, often referred to as “householding,” would generally permit the Company to send a single annual report and a single proxy statement to any household at which two or more different shareholders reside if the Company believes such shareholders are members of the same family, unless the shareholder(s) have opted out of the householding process. Each shareholder would continue to receive a separate notice of any meeting of shareholders and proxy card. The householding procedure reduces the volume of duplicate information you receive and reduces expenses. The Company has instituted householding. If (i) you wish to receive separate annual reports or proxy statements, either this year or in the future, or (ii) members of your household receive multiple copies of the annual report and proxy statement and you wish to request householding, you may contact the Company’s transfer agent, Continental Stock Transfer & Trust Company at 17 Battery Place, New York, New York 10004, or by phone at (212) 509-4000, or write to Mr. James Laird at 325 John H. McConnell Boulevard, Suite 200, Columbus, Ohio 43215, or by calling (614) 255-3333.

In addition, many brokerage firms and other holders of record have instituted householding. If your family has one or more “street name” accounts under which our shares are beneficially owned, you may have received householding information from your broker, financial institution or other nominee in the past. Please contact the holder of record directly if you have questions, require additional copies of this Proxy Statement or Annual Report on Form 10-K or wish to revoke your decision to household and thereby receive multiple copies. You should also contact the holder of record if you wish to institute householding. These options are available to you at any time.

OTHER BUSINESS

The Board knows of no other business to be acted upon at the Annual Meeting. However, if any other business properly comes before the Annual Meeting, it is the intention of the persons named in the enclosed Proxy to vote on such matters in accordance with their best judgment.

The prompt completion, execution, and delivery of your proxy card or your submission of voting instructions electronically over the Internet or by telephone will be appreciated. Whether or not you expect to attend the Annual Meeting, please complete and sign the Proxy and return it in the enclosed envelope, or vote your proxy electronically via the Internet or telephonically.

By Order of the Board of Directors
James F. Laird
Secretary

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

Vote by Internet or Telephone – QUICK ★★★ EASY IMMEDIATE – 24 Hours a Day, 7 Days a Week or by Mail

DIAMOND HILL INVESTMENT GROUP

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m., Eastern Time, on April 28, 2015.

INTERNET/MOBILE – www.cstproxyvote.com
Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

PHONE – 1 (866) 894-0537
Use a touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY OR BY PHONE.

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

PROXY

Please mark your votes like this **X**

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" PROPOSALS 1, 2 AND 3.

1. Proposal to elect the nominees named below as directors for a one year term.

	FOR	WITHHOLD	FOR ALL (except Nominee(s) written below)
Nominees: (01) R.H. Dillon, (02) Randolph J. Fortener, (03) James F. Laird, (04) Paul A. Reeder, III, (05) Bradley C. Shoup, (06) Frances A. Skinner	☐	☐	☐

NOMINEES' NAME(S) HERE:

____

FOR	AGAINST	ABSTAIN
☐	☐	☐

3. Approval, on an advisory basis, of the compensation of the Company's named executive officers.

FOR	AGAINST	ABSTAIN
☐	☐	☐

If you wish to vote electronically, please read the instructions above.

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature______________________ **Signature, if held jointly**______________________ **Date**__________, **2015.**

Please sign exactly as your name or names appear hereon. Joint owners should each sign. Executors, administrators, trustees, guardians and others should give their full title. Corporations and partnerships should sign in their full name by their president or other authorized person.

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

PROXY

Diamond Hill Investment Group, Inc.

325 John H. McConnell Blvd., Suite 200
Columbus, Ohio 43215

This Proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders, April 29, 2015

The undersigned hereby appoints Thomas E. Line and Gary R. Young and each of them, as proxies of the undersigned, with full power of substitution, to attend the Annual Meeting of Shareholders of Diamond Hill Investment Group, Inc. (the "Company") to be held on April 29, 2015, or any adjournment thereof, and to vote all shares of common stock, without par value, of the Company (the 'Shares") which the undersigned is entitled to vote at such Annual Meeting or at any adjournment thereof as set forth on the reverse side.

The Board of Directors recommends a vote FOR each of the listed proposals. **THIS PROXY WILL BE VOTED AS DIRECTED OR IF NO SPECIFICATION IS MADE AND THIS PROXY IS RETURNED, THIS PROXY WILL BE VOTED IN FAVOR OF THE ELECTION OF THE NOMINEES LISTED UNDER PROPOSAL 1 AND IN FAVOR OF PROPOSALS 2 AND 3.** If any other matters are properly brought before the Annual Meeting or at any adjournment thereof, the Shares represented by this Proxy will be voted in the discretion of the proxies on such other matters as the directors may recommend.

The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Shareholders dated March 12, 2015, the Proxy Statement furnished therewith, and the Company's Form 10-K for the year ended December 31, 2014. Any proxy heretofore given to vote the Shares which the undersigned is entitled to vote at the Annual Meeting of Shareholders is hereby revoked.

Please mark, sign, date and return the Proxy Card promptly in the enclosed envelope, unless voting electronically

See Reverse Side See Reverse Side